Exhibit 8.25

                                  Amendment to
                        Administrative Services Agreement
                                 by and between
                     American Fidelity Assurance Company and
                      Merrill Lynch Asset Management, L.P.


     American Fidelity Assurance Company (the "Insurer") and Merrill Lynch Asset Management, L.P. ("MLAM") hereby amend the Administrative Services Agreement dated as of May 1, 1999 (the "Agreement") as follows:

1. American Fidelity Securities, Inc., an affiliate of the Insurer ("AFS"), is added as a party to the Agreement.

2. The third "WHEREAS" clause is deleted in its entirety and the following is substituted in lieu thereof:

          WHEREAS, the Insurer and the Fund have entered into an Amended and Restated Fund Participation Agreement dated May 1, 1999, and amended by Amendment dated as of June 17, 2002, providing for the sale of shares of the Fund to certain segregated separate accounts of the Insurer (as amended, the "Participation Agreement"); and

3. The seventh "WHEREAS" clause is deleted in its entirety and the following is substituted in lieu thereof:

          WHEREAS, AFS desires to be compensated for the services provided to the Fund by the Insurer, AFS, and their affiliates; and

4. The ninth "WHEREAS" clause is deleted in its entirety and the following is substituted in lieu thereof:

          WHEREAS, MLAM accordingly would prefer to compensate AFS for the administrative services provided to the Fund from its own funds, derived from its own sources, including its bona fide profits, rather than request that the Fund bear the costs of such compensation:

5.   Section 1 is deleted in its entirety and replaced with the following
     Section 1:

     1.   Administration Expense Payments.

          (a) MLAM agrees to pay AFS an amount as identified and described on Schedule B hereto of that portion of the gross annual investment advisory fees paid by the Fund to MLAM attributable to certain investments in portfolios of the Fund by separate accounts of the Insurer.

          (b) MLAM shall calculate the payment contemplated by this Section 1 at the end of each fiscal quarter and will make such payment to AFS, without demand or notice by AFS, reasonably promptly thereafter.

6.   Section 2 is deleted in its entirety and replaced with the following
     Section 2:

     2.   Nature of Payments; Cooperation.

          (a) The parties to this Agreement recognize and agree that MLAM's payments to AFS are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Policies or of Fund shares and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made by MLAM to AFS pursuant to Section 1(a) of this Agreement is not intended to be, and shall not be deemed to be, indicative of MLAM's bona fide profits from serving as investment adviser to the Fund.

          (b) MLAM shall cooperate with the Insurer and any third-party administrator designee of the Insurer in making documentation relating to the Fund available to policy holders in electronic form.

7.   Section 6 is amended to add the following:

     (c) to AFS, at American Fidelity Securities, Inc., 2000 N. Classen Boulevard, Oklahoma City, OK 73106-6013, Attention: Marvin Ewy, Vice President.

8. Schedule B to the Agreement is deleted in its entirety and replaced with Schedule B, attached hereto.

9. This Amendment to Administrative Services Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

10. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.


                           [Signature Page to Follow]

                            DATED February __, 2005.


MERRILL LYNCH ASSET MANAGEMENT, L.P.


By:
Name:
Title:


AMERICAN FIDELITY ASSURANCE COMPANY     AMERICAN FIDELITY SECURITIES, INC.

By                                      By:
Name:  John W. Rex                      Name:  David R. Carpenter
Title: President                        Title: President

                                   Schedule B

                      Basis of Fee                       Applicable Rate of Fee
                      ------------                       ----------------------
From the gross annual investment advisory fees paid
by the Fund to MLAM attributable to aggregate            10 basis points (0.10%)
investments in portfolios of the Fund by American
Fidelity Separate Account B and American Fidelity
Separate Account C, of the Insurer related to insurance contracts sold other than through Merrill
Lynch Financial Consultants, as a percentage of the average daily net asset value of such investments.